Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 27, 2025, except for the effects of the reverse stock split described in Note 2, as to which the date is February 4, 2026, relating to the consolidated financial statements of Direct Digital Holdings, Inc. (the Company) appearing in the Company’s Current Report on Form 8-K filed February 9, 2026. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.
New York, New York
February 11, 2026